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                                                                     Exhibit 3.2

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                            AES Eastern Energy, L.P.

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                        AGREEMENT OF LIMITED PARTNERSHIP












                                   May 4, 1999
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS; CONSTRUCTION.......................................    1
      Section 1.01  Definitions...........................................    1
      Section 1.02  Construction..........................................    4


ARTICLE II ORGANIZATION OF THE PARTNERSHIP................................    5
      Section 2.01  Formation, Name and Place of Business.................    5
      Section 2.02  Purpose...............................................    5
      Section 2.03  Conduct of Business...................................    6
      Section 2.03  Term..................................................    8


ARTICLE III PARTNERS AND CAPITAL..........................................    8
      Section 3.01  General Partner.......................................    8
      Section 3.02  Limited Partners......................................    8
      Section 3.03  Capital Contributions.................................    8
      Section 3.04  Admission of Additional Partners......................    8
      Section 3.05  Partner Loans.........................................    9
      Section 3.06  Capital Accounts......................................    9


ARTICLE IV DISTRIBUTIONS AND ALLOCATIONS..................................   10
      Section 4.01  Distributions.........................................   10
      Section 4.02  Allocations...........................................   10
      Section 4.03  Section 704(c) Adjustments............................   11
      Section 4.04  Other Operating Principles............................   12
      Section 4.05  Distributions and Allocations After Transfers of
                        Partnership Interests.............................   12


ARTICLE V MANAGEMENT OF THE PARTNERSHIP...................................   12
      Section 5.01  Authority of General Partner..........................   12
      Section 5.02  Responsibilities of General Partner...................   13
      Section 5.03  Contracts with Affiliates.............................   14
      Section 5.04  Outside Business Interests............................   14
      Section 5.05  Indemnities...........................................   14


ARTICLE VI RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS.....................   15
      Section 6.01  Rights of Limited Partners............................   15
      Section 6.02  Limitations...........................................   15
      Section 6.03  Liability.............................................   16


ARTICLE VII TRANSFERS AND ISSUANCE OF PARTNER INTERESTS...................   16
      Section 7.01  Transfers of General Partner Interests................   16
      Section 7.02  Transfers of Limited Partner Interests................   16


ARTICLE VIII DISSOLUTION AND TERMINATION..................................   16
      Section 8.01  Events of Dissolution.................................   16
      Section 8.02  Distributions and Allocations Upon
                        Dissolution.......................................   17

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
      Section 8.03  Election to Carry on Business.........................   19
      Section 8.04  No Restoration of Negative Capital
                        Accounts..........................................   19


ARTICLE IX MISCELLANEOUS..................................................   19
      Section 9.01  Notices...............................................   19
      Section 9.02  Partition.............................................   19
      Section 9.03  Power of Attorney.....................................   19
      Section 9.04  Fiscal Year...........................................   21
      Section 9.05  Section 754 Elections.................................   21
      Section 9.06  Tax Matter............................................   21
      Section 9.07  Books and Records.....................................   21
      Section 9.08  Parties in Interest...................................   21
      Section 9.09  No Waiver.............................................   21
      Section 9.10  Entire Agreement......................................   21
      Section 9.11  Headings..............................................   22
      Section 9.12  Counterparts..........................................   22
      Section 9.13  Severability..........................................   22
      Section 9.14  Applicable Law........................................   22


Schedule 1       --      Percentage Interests





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                               AES EASTERN ENERGY
                        AGREEMENT OF LIMITED PARTNERSHIP

            AGREEMENT OF LIMITED PARTNERSHIP, dated as of May 4, 1999, by and among AES NY, L.L.C. a limited liability company ("AES NY"), and AES NY2, L.L.C., a limited liability company ("AES NY2").



                              W I T N E S S E T H :

            WHEREAS, AES NY and AES NY2 desire to form a limited partnership in accordance with the laws of the State of Delaware;

            NOW THEREFORE, in consideration of the mutual promises of the parties and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

            SECTION 1.01 DEFINITIONS. Capitalized terms used in this Agreement have the following meanings:

            "Act" means the Delaware Revised Limited Partnership Act, as modified, restated, amended or supplemented from time to time.

            "Adjusted Capital Account Deficit" means with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to (a) increase to such Capital Account of any amounts which such Partner is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decrease to such Capital Account of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The definition of Adjusted
Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            "AEE2" means AEE2, L.L.C., a Delaware limited liability company and direct wholly-owned subsidiary of the Partnership.

            "Affiliate", with respect to any particular Person, means any Person, directly or indirectly controlling, controlled by or under common control with such particular Person including, without limitation (i) any subsidiary of such particular Person and (ii) any Person who is a spouse, parent, sibling or child of such particular Person. For purposes of this definition,

"control", when used with respect to any particular Person, means the power to direct the actions and policies of such Person, directly or indirectly, whether by contract or otherwise.

            "Agreement" means this Agreement of Limited Partnership, including the exhibits and schedules.

            "APA" means the Asset Purchase Agreement, dated as of August 3, 1998, by and among the Company, NYSEG and NGE.

            "Capital Account" means the capital account of each member's capital contributions to the Partnership maintained for a Partner pursuant to Section
3.06 hereof.

            "Capital Event" means a sale, exchange, financing, refinancing or other disposition of Partnership assets (other than in the ordinary course of the Partnership's business), excluding financings pursuant to the Financing Documents, but including a casualty loss or a condemnation or partial condemnation.

            "Certificate" means the certificate of limited partnership filed by the Partnership with the State of Delaware, as amended from time to time.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Credit Facility Documents" means (i) the $50,000,000 Secured Revolving O&M Costs Facility Agreement by and among the Partnership, the banks named on the schedule thereto and Credit Suisse First Boston, as Agent (the "O&M Facility"), to be entered into by the Partnership in connection with the transactions contemplated by the APA, the related Pledge Agreement, Security Agreement and the other Loan Documents (as those terms are used and defined in the O&M Facility), and any additional documents related thereto, and any documents related to any refinancing of such credit facility, including any and all modifications, extensions, renewals and replacements of any such credit facility, and (ii) the $26,000,000 Secured Credit Agreement by and among Somerset Railroad Corporation, the banks named on the signature pages thereof and CIBC, Inc., as Agent (the "Credit Agreement"), the related Notes, Security Agreement, Mortgage, Railcar Mortgage, Pledge Agreement, Coal Hauling Agreement and the Consent to Assignment and the other Loan Documents (as those terms are used and defined in the Credit Agreement), and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any agreement, document or instrument referred to in this clause (ii).

      "Financing Documents" means any and all notes, indentures, security agreements, mortgages, lease agreements, sublease agreements, subordination agreements, partnership agreements, subscription agreements, participation agreements, deeds, bills


                                       2
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of sale, support documents, easement agreements and other documents relating to the interim or long-term financing (both debt and equity) of the acquisition of the assets of NYSEG and NGE pursuant to the APA (including by way of leveraged lease), and any refinancing of such assets, including any and all modifications, extensions, renewals and replacements of any such financing or refinancing.

            "General Partner" means (i) while the Financing Documents are in effect, AES NY, a bankruptcy remote entity with an independent director and (ii) if the Financing Documents are no longer in effect, AES NY or any successor in interest.

            "Limited Partner" means AES NY2 and any Person admitted as Limited Partner under section 3.04 of this Agreement, and any successors in interest.

            "Minimum Gain" has the meaning set forth in Treas. Reg. Section 1.704-2(d). Minimum Gain shall be computed separately for each Partner in a manner consistent with the Treasury Regulations under Code Section 704(b).

            "Net Cash Flow" has the meaning set forth in Section 4.01(b) of this Agreement.

            "Net Profits" or "Net Losses" means, for each fiscal year or part thereof, the Company's taxable income or loss for such year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments: (i) any income of the Company that is exempt from U.S. federal income tax shall be added to such taxable income or loss; and (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss.

            "Nonrecourse Deductions" has the meaning set forth in Treas. Reg.
Section 1.704-2(b)(1).

            "NGE" means NGE Generation, Inc., a New York corporation.

            "NYSEG" means New York State Electric & Gas Corporation, a New York corporation.

            "Partner" means any General Partner or Limited Partner.

            "Partner Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Treas. Reg. Section 1.704-2(i).

            "Partner Nonrecourse Deductions" shall have the meaning set forth in Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2).


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            "Partnership" means the limited partnership created by this
Agreement.

            "Partnership Interest" means the entire ownership interest of a Partner in the Company (including a Partner's rights and obligations set forth in this Agreement), which, for each Partner, shall be expressed as the applicable percentage set forth on Schedule 1 hereto.

            "Percentage Interest" means, with respect to any Partner, the ownership percentage of such Partner in the Partnership shown on Schedule 1, as this schedule is amended from time to time to reflect adjustments in the ownership percentages of the Partners.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

            "Proceeds from a Capital Event" means cash receipts from a Capital Event, net of any receipts applied to reduce indebtedness, acquire capital assets or pay the costs and expenses incurred or otherwise payable in good faith in connection with the Capital Event.

            "Projects" shall mean four coal-fired electric generation facilities consisting of (a) the Kintigh Station, a 675 MW facility located near Somerset, New York, (b) the Milliken Station, a 306 MW facility located on the east shore of Cayuga Lake near Lansing, New York, (c) the Goudey Station, a 126 MW facility located near Johnson City, New York and (d) the Greenidge Station, a 161 MW facility located on the west side of Seneca Lake near Dresden, New York.

            "Project LLCs" means those certain Delaware Limited Liability Companies directly or indirectly wholly-owned by the Partnership, which will operate the Projects.

            "Tax Matters Partner" has the meaning set forth in Section 9.06.

            "Treasury Regulations" or "Treas. Reg." means the regulations promulgated by the United States Department of the Treasury with respect to the Code, or corresponding provisions of future regulations as such regulations may be amended from time to time.

            SECTION 1.02 CONSTRUCTION. (a) As used herein, the singular shall include the plural and all references herein to one gender shall include the others, as the context requires.


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            (b) Unless otherwise expressly provided, all references to
"Articles", "Sections", or "Schedules" are to Articles, Sections or Schedules of this Agreement.

            (c) The headings and captions are used in this Agreement for convenience only and shall not be considered when determining the meaning of any provisions of this Agreement.


                                   ARTICLE II
                         ORGANIZATION OF THE PARTNERSHIP

            SECTION 2.01 FORMATION, NAME AND PLACE OF BUSINESS. The Partners hereby form the Partnership pursuant to the provisions of the Act. The name of the Partnership is AES Eastern Energy, L.P. The principal office and mailing address of the Partnership is 1001 North 19th Street, Suite 2000, Arlington, Virginia 22209. The address of the Partnership's registered office in the State of Delaware is The Corporation Service Company, and the name of the Partnership's registered agent for service of process at such address is The Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805. The Partnership may do business under such other name or at such other place of business as the General Partners choose from time to time.

            SECTION 2.02 PURPOSE. The sole purposes of the Partnership are (i) to invest in and hold interests in the Project LLCs directly, or indirectly through AEE2, (ii) to engage in all aspects of the business of owning and operating the Projects through the Project LLCs and all activities associated therewith, (iii) to make distributions in cash, out of funds legally available therefor, to partners of the Partnership and (iv) to engage in any other activities related or incidental to any of the foregoing, including without limitation any other activities contemplated by the APA and any other related transaction. In order to carry out its purpose, the Partnership will have and may exercise all powers now or hereafter conferred on limited partnerships by the Act and other laws of the State of Delaware, and will have the authority to do any and all things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership. Except as stated above, the Partnership will not engage in any business or activity whatsoever.

            SECTION 2.03 CONDUCT OF BUSINESS. Notwithstanding any provision hereof or any other document governing the formation, management or operation of the Partnership to the contrary, for so long as the Financing Documents remain outstanding, the following shall govern in order to preserve and maintain the Partnership's separate and distinct identity, and the Partnership shall conduct its affairs in accordance with the following provisions:

            (a) The Partnership shall hold itself out to the public as a legal entity separate and distinct from any other Person, including any Affiliate of the Partnership or any Partner, and shall conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Partnership is responsible for the debts of any third party (including any Partner or any Affiliate of the Partnership or any Partner);

            (b) The Partnership shall not incur any indebtedness except for liabilities and trade indebtedness incurred in the normal course of business, including acting as the sole member of AEE2, in the amount necessary in the furtherance of the Partnership's purpose;

            (c) Other than as provided in the Credit Facility Documents, the Partnership shall not enter into (or hold itself out as having entered into) any agreement or arrangement to guaranty or, in any way or under any condition, become obligated or liable (or hold itself out as being obligated or liable) for all or any part of the financial or other obligation of another person or entity;

            (d) Other than as provided in the Credit Facility Documents, the Partnership shall not create, incur, assume or suffer to exist any lien, security interest, or other charge or encumbrance, nor any other type of preferential arrangement upon or with respect to the Partnership's assets nor assign any right to receive income to secure or provide for the payment of any debt of any person or entity;

            (e) The Partnership shall not dissolve, liquidate (in whole or in part), sell any material part of its assets or consolidate or merge with or into any other entity;

            (f) The Partnership shall maintain records, books of account and bank accounts and file tax returns separate from those of any Partner, any Affiliate of the Partnership or any Partner, or any other Person;

            (g) The Partnership shall allocate fairly and reasonably any overhead expenses that are shared with any Affiliate of the Partnership;

            (h) The Partnership shall not commingle assets with those of any Partner, any Affiliate of the Partnership or any Partner, or any other Person, and shall hold its assets in its own name;

            (i) The Partnership shall conduct its own business in its own name;

            (j) The Partnership shall maintain financial statements showing its own assets as being separate from those of any Partner, any Affiliate of the Partnership or any other Person; in the event that consolidated financial statements are created such statements shall include a footnote disclosing AES NY, the Partnership and AES Creative Resources, L.P., a Delaware limited partnership, as separate entities;

            (k) The Partnership shall pay its liabilities out of its own funds, including salaries of any employees of the Partnership, and not out of the funds of any Partner or any Affiliate of the Partnership or any Partner;

            (l) Other than as provided in the Credit Facility Documents, the Partnership shall not enter into any transaction with any Partner or any Affiliate of the Partnership or any Partner, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with third parties;

            (m) The Partnership shall use separate stationery, invoices and checks bearing its own name;

            (n) Other than as provided in the Credit Facility Documents, the Partnership shall not pledge its assets for the benefit of any other Person, including any Partner, or any Affiliate of the Partnership or any Partner;

            (o) The Partnership shall not make any loans or advances to any third party, including any Partner or Affiliate of the Partnership or any Partner, or buy or hold evidence of indebtedness issued by any Partner or Affiliate;

            (p) The Partnership shall take commercially reasonable steps to correct any known misunderstandings regarding the separate identity of the Partnership;

            (q) The Partnership shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

            (r) The Partnership shall not share any common logo with or identify itself as a department or division of any Affiliate or Partner of the Partnership or any other Person; and

            (s) The Partnership shall continue to serve as the managing member of the Project LLCs, except for the Project LLCs directly owned by AEE2, which the Partnership shall cause to continue to serve as the managing member of the Project LLCs.

            SECTION 2.04 TERM. The Partnership will be formed and its business will commence upon the filing for record of an initial Certificate. The Partnership will remain in existence


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
until terminated under Article VIII.


                                   ARTICLE III
                              PARTNERS AND CAPITAL

            SECTION 3.01 GENERAL PARTNER. AES NY will have a 1% interest in the Partnership as a general partner.

            SECTION 3.02 LIMITED PARTNER. AES NY2 will have a 99% interest in the Partnership as a limited partner.

            SECTION 3.03 CAPITAL CONTRIBUTIONS. (a) Concurrent with the execution of this Agreement and in consideration for their respective Partnership Interests, each Partner shall make an initial capital contribution to the Partnership in the amount set forth in Schedule 1.

            (b) In addition to the capital contributions provided for in 3.03(a), the Partners shall from time to time make such additional contributions determined by the General Partner. All such additional capital contributions shall be made in proportion to the Partnership Interests. If any Limited Partner (a "Non-Contributing Partner") fails to fulfill a contribution obligation under this Section 3.03(b) and such failure continues for twenty (20) days after such Partner receives notice from the Partnership of such failure, then the contributing Partner may, in addition to any other remedies available under this Agreement or at law or in equity, elect to contribute some or all of the non-contributed amount to the Partnership, and in such event the Partnership Interests of the non-contributing Partner shall be proportionately reduced and the Partnership Interest of the contributing Partner shall be proportionately increased.

            SECTION 3.04 ADMISSION OF ADDITIONAL PARTNERS. Subject to Sections
7.01 and 7.02, additional Persons may be admitted as Partners of the Partnership, without the sale, assignment, transfer or exchange by an existing Partner of all or any part of its Partnership Interest, only with the consent of, and on terms and conditions approved by the General Partner. In such event, the Partnership Interests of each of the Partners shall be adjusted to reflect the issuance of the new additional Partnership Interest and the admission of the new Partner on a pro rata basis in accordance with the respective Partnership Interest of each such Partner, and Schedule 1 shall be amended accordingly.

            SECTION 3.05 PARTNER LOANS. If at any time the General Partner determines that additional funds are required by the Partnership, the General Partner may request that each Partner make a loan (a "Partner Loan") to the Partnership or all or any portion of such funds, in which event each Partner will have the right, but not the obligation, to make a Partner Loan. Any Partner Loan made pursuant to the preceding sentence shall bear interest at an annual rate equal and shall have a maturity date and be on such other terms as shall be determined by the General Partner. All principal and interest due with respect to Partner Loans shall be fully repaid prior to making any distributions to any Partner hereunder. If more than one of the Partners agree to provide funds pursuant to this Section 3.05, such funds shall be provided pro rata in accordance with their Partnership Interests. Any Partner Loan will be treated as Partnership debt and not as a contribution to the capital of the Partnership.

            SECTION 3.06 CAPITAL ACCOUNTS. The Partnership will maintain a separate capital account for each Partner. Capital accounts will be maintained in the manner required by Treas. Regs. Section 1.704-1(b). The Partnership will add to the capital account of each Partner

            (a) the amount of any cash and the fair market value (as reasonably determined by the General Partner) of any property that the Partner contributes to the Partnership (net of liabilities securing the property that the Partnership is considered to assume or take subject to under section 752 of the
Code), and

            (b) the Net Profits allocated to the Partner under Article IV.

The Partnership will subtract from the capital account of each Partner

            (c) the amount of any cash and the fair market value (as reasonably determined by the General Partner) of any property distributed to the Partner (net of liabilities securing the property that the Partner is considered to assume or take subject to under section 752 of the Code, and

            (d) the Net Losses allocated to the Partner under Article IV.

The capital accounts of the Partners will be revalued under Treas. Regs. Section 1.704-1(b)(2)(iv)(f) when any new Partners are admitted to the Partnership.


                                   ARTICLE IV
                          DISTRIBUTIONS AND ALLOCATIONS

            SECTION 4.01 DISTRIBUTIONS. (a) Except as provided in section 8.02 and subject to any restrictions in the Financing Documents or under applicable law, Net Cash Flow arising during any fiscal quarter will be distributed promptly after the end of the fiscal quarter to Partners in the same ratio as their Percentage Interests.

            (b) For purposes of this Agreement, "Net Cash Flow" means, with respect to any period, cash receipts (other than

Proceeds from a Capital Event) reduced by the following items, which will be paid by the Partnership in the following order of priority:

            (i) First, payments of any expenses incurred in operations and for such capital expenditures as the General Partner believes is in the Partnership's interest;

            (ii) Second, payments to outside creditors of the Partnership or for such prepayments as the General Partner believes in good faith is in the Partnership's interest; and

            (iii) Third, repayment in full of principal and interest on Partner Loans.

            (c) Except as provided in section 8.02 and subject to any restrictions in the Financing Documents or under applicable law, Proceeds from a Capital Event arising during any fiscal quarter will be distributed to the Partners promptly upon receipt of such Proceeds from a Capital Event or, in the sole discretion of the General Partner, following the end of such fiscal quarter, pro rata according to their respective Percentage Interests.

            SECTION 4.02 ALLOCATIONS. (a) Net Profits or Net Losses for any fiscal year will be allocated among the Partners in the same ratio as their Percentage Interests.

            (b) Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of Net Profits and Net Losses, or applicable to the period during which such Net Profits or Net Losses were recognized, shall be considered allocated to each Partner in the same proportion as Net Profits or Net Losses are allocated to such Partners.

            (c) No Partner will be allocated Net Losses to the extent the allocation would cause the Partner to have a deficit in its Specially-Adjusted Capital Account.

            (d) If there is a net decrease in "partnership minimum gain" (within the meaning of Treas. Regs. Section 1.704-2(b)(2)) in a year, then each Partner will be allocated items of gross income and gain that year, before any other allocation of Net Profits or Net Losses, equal to that Partner's share of the net decrease in partnership minimum gain. This provision is intended to comply with Treas. Regs. Section 1.704-2(f).

            (e) If a Partner suffers a net decrease in "partner nonrecourse debt minimum gain" (within the meaning of Treas. Regs. Section 1.704-2(i)(4)) in any year, then that Partner will be allocated items of gross income and gain to comply with Treas. Regs. Section 1.704-2(i)(4).

            (f) If there are any "partner nonrecourse deductions" (within the meaning of Treas. Regs. Section 1.704-2(i)(1)) in a year, then these will be allocated to the Partner who bears the economic risk of loss for the "partner nonrecourse liability" (within the meaning of Treas. Regs.
Section 1.704-2(b)(4)) to which the deductions are attributable.

            (g) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6),
items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this
Section 4.02(g) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after making all other allocations provided for hereunder on the basis that the allocation provisions of this
Section 4.02(g) are of no force or effect and such allocation does not create or increase an Adjusted Capital Account Deficit of any other Partner. This Section 4.02(g) is intended to be a "qualified income offset" as provided in Treas. Regs. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such regulation.

            (h) The allocation of Net Profits and Net Losses, pursuant to this
Section 4.02, shall not result in any Partner having an Adjusted Capital Account Deficit at the end of any fiscal year.

            SECTION 4.03 SECTION 704(C) ADJUSTMENTS. If any Partner contributes appreciated property to the Partnership, allocations to Partners will be adjusted as required by section 704(c) of the Code to take in account the built-in gain at the time of the contribution.

            SECTION 4.04 OTHER OPERATING PRINCIPLES. The Partnership will use the accrual method of accounting for federal income tax purposes. Every item of income, gain, loss, deduction, credit or tax preference entering in the computation of Net Profits or Net Losses will be considered allocated to each Partner in the same proportion as Net Profits or Net Losses are allocated to the Partner. Any increase or decrease in the amount of any item of income, gain, loss or deduction caused by adjusting the basis of Partnership assets under sections 743(b) and 754 of the Code, and pursuant to the corresponding provisions of applicable state and local income tax laws, will be charged or credited, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment will be allocated, to the capital accounts of Partners entitled to the adjustments under such laws.

            SECTION 4.05 DISTRIBUTIONS AND ALLOCATIONS AFTER TRANSFERS OF PARTNERSHIP INTERESTS. If any interest in the Partnership is transferred during a fiscal year, distributions and allocations for that year will be made between the transferor and transferee as follows:

            (a) Net Cash Flow allocable to the interest will be shared in proportion to the number of days during the fiscal year that each Person held the interest;

            (b) Proceeds from a Capital Event distributable with respect to the interest will be distributed to the Person who held the interest on the day the Capital Event occurred;

            (c) Net Profits or Net Losses allocable to the interest will be shared in proportion to the number of days during the fiscal year that each Person held the interest; and

            (d) Net Profits or Net Losses from a Capital Event allocable to the interest will be allocated to the Person that held the interest on the day the Capital Event occurred.

For purposes of this section, an interest will be treated as held by the transferor on the day of transfer.


                                    ARTICLE V
                          MANAGEMENT OF THE PARTNERSHIP

            SECTION 5.01 AUTHORITY OF GENERAL PARTNER. (a) The General Partner will have all the rights and powers of a general partner as provided in the Act, under applicable law and by this Agreement, except to the extent such powers may be expressly limited by the Act, such laws or this Agreement. Except as so limited, the General Partner will have the exclusive right and power to manage the business of the Partnership and is authorized to do on behalf of the Partnership all things that, in its sole judgment, are necessary, proper or desirable to carry out the Partnership's purpose.

            (b) The General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages, deeds of trust and other security instruments and agreements as it deems proper, all on such terms and conditions as it deems proper.

            (c) The Partnership will not, without the consent of the General
Partner:

            (i) institute or cause to be instituted any proceeding seeking to adjudicate the Partnership bankrupt or insolvent, or seek a liquidation, winding up, reorganization, dissolution, arrangement, adjustment, protection, relief or composition of the Partnership or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seek or consent to the entry of an order for relief or the appointment of a receiver, trustee, liquidator, assignee, sequestrator, custodian or other similar official for it or for any substantial part of its property, consent to the filing of any bankruptcy or other similar proceeding or admit in writing the Partnership's inability to pay its debts generally as they become due, or seek assignment of property for the benefit of creditors, or take any action that might reasonably cause the Partnership to become insolvent, or take any action in furtherance of any of the foregoing;

            (ii) dissolve, liquidate, consolidate or merge the Partnership into any other corporation, business trust or association, real estate investment trust, limited liability company, partnership, common law trust, unincorporated business or entity;

            (iii) amend Section 2.02, 5.01 or 8.01 of this Agreement; or

            (iv) engage in any business or activity other than as set forth in
      Section 2.02.

            SECTION 5.02 RESPONSIBILITIES OF GENERAL PARTNER. The General Partner will be responsible for day-to-day management of Partnership operations and affairs.

            SECTION 5.03 CONTRACTS WITH AFFILIATES. The General Partner is authorized to use any Partner or any affiliate of a Partner for services as an independent contractor, provided that, other than as provided in the Credit Facility Documents, the terms are not materially less favorable to the Partnership than those available from unrelated parties.

            SECTION 5.04 OUTSIDE BUSINESS INTERESTS. (a) The General Partner, its affiliates and its respective managers, officers and employees may engage or participate independently or with others at any time in other business ventures of every nature and description, including business ventures relating to the Partnership's business. Nothing in this Agreement prohibits the General Partner, its affiliates or its respective directors, officers and employees from dealing, or otherwise engaging in business, with Persons transacting business with the Partnership or from providing services for compensation in the same field as the Partnership's business.

            SECTION 5.05 INDEMNITIES. (a) The General Partner will not be liable, responsible or accountable for damages to the Partnership or to any Limited Partner or any successor, assignee or transferee thereof for any act or omission performed or omitted by it in good faith pursuant to authority granted to it by this Agreement (or reasonably believed by it to be within the scope of authority granted to it by this Agreement and in the best interests of the Partnership), provided the General Partner was not guilty of bad faith, fraud, gross negligence or intentional misconduct.

            (b) The General Partner does not guarantee, and will not be personally liable for, the return of all or any portion of the capital contribution of any Partner or the payment of any distributions to any Partner (or any assignee, successor or transferee thereof), it being expressly agreed that any such return of capital or payment of distributions will be made solely from the assets of the Partnership (which will not include any right of contribution from the General Partner) in accordance with this Agreement. Each Partner acknowledges that the General Partner has not guaranteed that the development and operation of the Projects will be economically successful, that any Partner's participation in the Partnership will be economically beneficial or that any Partner will be entitled to any particular deduction or credit for federal, state or local income tax purposes.

            (c) The Partnership (i) will indemnify, defend and hold harmless the General Partner and its affiliates and any director, officer, employee or controlling Person of any of them, and (ii), in the sole discretion of the General Partner, may indemnify, defend and hold harmless any of the Partnership's agents, employees, advisors and consultants, from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees and expenses) arising out of or in defense of any demands, claims or lawsuits against the General Partner or such other Person, in or as a result of or relating to its capacity, actions or omissions as a general partner or an affiliate thereof or as an officer, director, employee or controlling Person of any of them, or as an agent, employee, advisor or consultant of the Partnership, concerning the business or activities undertaken on behalf of the Partnership; provided that no indemnity will be paid to the extent that the acts or omissions of the General Partner or such other Person (x) violate the standard for conduct in section 5.05(a) or (y) violate the standard for conduct under applicable law so that an indemnity may not be paid under applicable law.


                                   ARTICLE VI
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

            SECTION 6.01 RIGHTS OF LIMITED PARTNERS. In addition to any other rights specified in this Agreement, the Limited Partner will have the right to do the following:

            (a) have the Partnership books and records kept at the principal place of business of the Partnership and, upon reasonable notice to the General Partner, inspect and copy any of them at its sole expense and at reasonable times;

            (b) obtain from the General Partner, at the Limited Partner's sole expense and on reasonable written demand for any purpose reasonably related to the Limited Partner's interest in the Partnership, the information described in Section 17-305(a) of the Act;

            (c) cause a dissolution and winding up of the Partnership by decree of court as provided for in the Act but only with the consent of the General Partner; and

            (d) exercise all rights of a limited partner under the Act, except to the extent this Agreement restricts any such rights.

            SECTION 6.02 LIMITATIONS. The Limited Partner will not be permitted to do the following:

            (a) participate in management, conduct or control of the business, operations or affairs of the Partnership or of any Partnership property; or

            (b) act as an agent for the Partnership or any Partner, do any act that would be binding on the Partnership or any other Partner, or incur any expenses in the Partnership's name.

The Limited Partner consents to the exercise by the General Partner of the rights and powers conferred upon it by the Act, this Agreement and other applicable law.

            SECTION 6.03 LIABILITY. The Limited Partner will not be liable for any debts, liabilities, contracts or obligations of the Partnership. The Limited Partner will be liable only to make capital contributions as and when due under this Agreement, except as otherwise provided in the Act.


                                   ARTICLE VII
                   TRANSFERS AND ISSUANCE OF PARTNER INTERESTS

            SECTION 7.01 TRANSFERS OF GENERAL PARTNER INTERESTS. The General Partner will remain the sole General Partner and will not sell, assign, transfer or otherwise dispose of any of its partnership interest in the Partnership and may not resign or withdraw from the Partnership as general partner under any circumstances as long as the Partnership or any of its affiliates remain subject to financial obligations related to the APA or the Financing Documents remain outstanding (whether such obligations are in respect of equity or debt).

            SECTION 7.02 TRANSFERS OF LIMITED PARTNER INTERESTS. The Limited Partner will remain the sole Limited Partner and will not sell, assign, transfer or otherwise dispose of any of its partnership interest in the Partnership and may not resign or withdraw from the Partnership as limited partner under any circumstances as long as the Partnership or any of its affiliates remain subject to financial obligations related to the APA or the

Financing Documents remain outstanding (whether such obligations are in respect of equity or debt).


                                  ARTICLE VIII
                           DISSOLUTION AND TERMINATION

            SECTION 8.01 EVENTS OF DISSOLUTION. (a) The Partnership will not be dissolved under any circumstances as long as any financial obligations of the Partnership or any of its Affiliates under the Financing Documents remain outstanding (whether such obligations are in respect of equity or debt). If the Partnership or any of its affiliates are no longer subject to terms of any of the Financing Documents, the Partnership will be dissolved and its affairs will be wound up upon the first to occur of any of the following:

            (i) On a date designated by the General Partner and the Limited Partner (or, if there is more than one Limited Partner, by the General Partner and a majority in interest of the Limited Partners);

            (ii) Upon the sale of all or substantially all the assets of the Partnership;

            (iii) Upon withdrawal of the General Partner, except that the Partnership will not be dissolved if, within 90 days after the withdrawal, the limited partners elect under section 8.03 to continue the Partnership; or

            (iv) In any event, at 12:01 a.m. on the date which is 60 years from the date hereof.

            (b) Any dissolution of the Partnership will be effective on the day the event giving rise to the dissolution occurs. However, the Partnership will not terminate until the Certificate has been canceled and the assets of the Partnership have been distributed. Between the time the Partnership dissolves and the time it terminates, the business and affairs of the Partnership and the rights and obligations of the Partners will continue to be governed by this Agreement.

            Upon dissolution, the General Partner or, if there is none, a liquidator appointed by the Limited Partner, will liquidate the assets of the Partnership, apply and distribute the proceeds as contemplated by this Agreement, and cause the cancellation of the Certificate. Notwithstanding this, if the General Partner or the liquidator decides that an immediate sale of part or all of the Partnership's assets would cause a significant loss to the Partners, the General Partner or the liquidator may do either of the following to avoid or minimize the loss:

            (i) defer liquidation of, and withhold from such distribution for a reasonable time, any assets of the

      Partnership except those necessary to satisfy Partnership debts and obligations, or

            (ii) distribute the assets in kind to the Partners or their assigns in the manner described in section 8.02(b).

            SECTION 8.02 DISTRIBUTIONS AND ALLOCATIONS UPON DISSOLUTION. (a) Upon dissolution of the Partnership and liquidation of its assets, the General Partner or the liquidator will cause the remaining assets, including any sales proceeds from assets that have already been liquidated, to be distributed according to the following priorities:

            (i) First, payments of, or adequate provision for, the debts and obligations of the Partnership to outside creditors, including sales commissions and other expenses incident to any sale of the assets of the Partnership;

            (ii) Second, establishment of such reserves as the General Partner or the liquidator believes reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

            (iii) Third, payments in full of loans to the Partnership by a Partner, first to the payment of loans described in section 4.01(b)(iii) in the priority assigned to such loans by such section, and then pro rata among all Partners according to the relative amounts of unpaid principal and interest on other loans;

            (iv) Fourth, the balance, if any, to Partners with positive capital accounts balances pro rata in the same ratio as the balances in their capital accounts until all such positive capital account balances are reduced to zero; and

            (v) Fifth, the balance, if any, to the Partners pro rata in the same ratio as their Percentage Interests in the Partnership.

Any reserves established pursuant to section 8.02(a)(ii) will be paid over by the General Partner or liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying contingent or unforeseen liabilities or obligations and, at expiration of such period as the General Partner or liquidator sets for holding the reserves, the reserves will be distributed to the Partners or their assigns according to the remaining priorities in sections 8.02(a)(iii), 8.02(a)(iv) and 8.02(a)(v).

            (b) If any assets of the Partnership are distributed in kind, the assets will be distributed on the basis of their fair market values and any Partner entitled to an interest in the assets will receive the interest as a tenant-in-common with all other Partners so entitled. The fair market values of assets will be determined by an appraiser to be selected by the General Partner. In the event of a liquidation in kind, a distributee Partner will not thereafter sell or otherwise transfer or dispose of any interest in any assets so distributed that it holds as a tenant-in-common without first offering the interest in writing to the other tenants-in-common upon the same terms and conditions and for the same price as such proposed sale or transfer. The other tenants-in-common will have 30 days after receiving the offer within which to accept it. If more than one accepts, the Partners acquiring the interest will do so in the ratio of their Percentage Interests to each other. If no other tenant-in-common accepts, then the distributes Partner will be free to sell the interest in the assets upon the terms and conditions described in the offer.

            SECTION 8.03 ELECTION TO CARRY ON BUSINESS. Upon an event of withdrawal of the General Partner causing dissolution of the Partnership pursuant to section 8.01(a)(iii), the Limited Partner may, within 90 days of the withdrawal, elect to continue the business of the Partnership in reconstituted form with one or more successor General Partners.

            SECTION 8.04 NO RESTORATION OF NEGATIVE CAPITAL ACCOUNTS. Except as required under applicable state law, or in respect of any negative balance resulting from a distribution in contravention of this Agreement, at no time will a Partner with a negative balance in its capital account have any obligation to the Partnership or to any other Partner to restore the negative balance.


                                   ARTICLE IX
                                  MISCELLANEOUS

            SECTION 9.01 NOTICES. Any notice, election or demand under this Agreement must be in writing and signed by the Partner giving the notice. The notice will be effective when delivered by hand or sent by telecopy, telegram or cable or by first class mail, postage prepaid, and addressed to the a Partner or Partners at the addresses shown in Schedule 1 or at such other address as the recipient may inform the sender in writing from time to time.

            SECTION 9.02 PARTITION. Each Partner hereby irrevocably waives for the term of the Partnership any right that the Partner may have to maintain any action for partition with respect to the Partnership property.

            SECTION 9.03 POWER OF ATTORNEY. (a) By the execution of this Agreement, the Limited Partner irrevocably appoints the General Partner its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record such documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to,

            (i) the original Certificate and all amendments thereto required or permitted by law and required or permitted by the provisions of this Agreement,

            (ii) all certificates and other instruments the General Partner believes advisable to file so that the Partnership becomes or remains a limited partnership or partnership wherein the Limited Partner has limited liability in the jurisdictions where the Partnership may be doing business,

            (iii) all instruments that effect a change or modification of the Partnership in accordance with this Agreement,

            (iv) all conveyances and other instruments the General Partner believes advisable to effect the dissolution and termination of the Partnership, subject to any rights the Limited Partner has to avoid a dissolution and termination under Article VIII,

            (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership,

            (vi) all certificates and instruments required for the Partnership to elect to be governed by any amendment to the Act or by any successor statute, and

            (vii) all other instruments that may be required or permitted by law to be filed on behalf of the Partnership, and that the General Partner believes in good faith are in the interests of the entire Partnership.

            (b)   The foregoing power of attorney

            (i) is coupled with an interest and shall be irrevocable and survive the termination of the Limited Partner;

            (ii) may be exercised by the General Partner by signing separately as attorney-in-fact for the Limited Partner;

            (iii) will survive the delivery of an assignment by the Limited Partner of all or any portion of its interest in the Partnership; provided where the assignee of the entire Limited Partner interest has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the power of attorney of the assignor will survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

            SECTION 9.04 FISCAL YEAR. The Partnership will use the calendar year as its fiscal year.

            SECTION 9.05 SECTION 754 ELECTIONS. The Partnership will make the election under Section 754 of the Code in the sole discretion of the General Partner.

            SECTION 9.06 TAX MATTERS. The General Partner will be the tax matters partner for the Partnership and may make any other elections available to the Partnership for tax purposes, which in its judgment are in the best interest of the Partnership.

            SECTION 9.07 BOOKS AND RECORDS. The books and records of the Partnership will be maintained at the principal office of the Partnership. Each Partner will have the right to inspect and audit such books and records upon reasonable notice and at reasonable times.

            SECTION 9.08 PARTIES IN INTEREST. Subject to the restrictions on transfer in Article VII, each provision in this Agreement will be binding on and inure to the benefit of the Partners, their respective successors,, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires its interest in the Partnership by way of gift, purchase, foreclosure, inheritance or any other method. Nothing in this Agreement shall confer on any other Person any rights or remedies under this Agreement.

            SECTION 9.09 NO WAIVER. Delay or failure to exercise a right under this Agreement will not be construed as a waiver of the right. Partial exercise of a right will not be construed as a waiver of the right to exercise the right in full. Any performance, term or condition of this Agreement may be waived in whole or in part only by a writing signed by the party against whom enforcement of the waiver is sought.

            SECTION 9.10 ENTIRE AGREEMENT. This Agreement contains the full and complete understanding of the parties with respect to their relationship, rights and obligations in connection with the Project. It supersedes all prior or contemporaneous agreements and understandings.

            SECTION 9.11 HEADINGS. The section headings in this Agreement are for convenience of reference only and will not modify the text of the Agreement or affect its meaning.

            SECTION 9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be treated as an original, and all the counterparts together will constitute one and the same instrument.

            SECTION 9.13 SEVERABILITY. The unenforceability or invalidity of any provision in this Agreement will not invalidate or make the rest of the Agreement unenforceable. However, the Partners will negotiate an equitable adjustment in the provisions with a view toward effecting the purpose and intent of the original Agreement.

            SECTION 9.14 APPLICABLE LAW. The validity of this Agreement and all rights, duties and obligations arising herefrom shall be governed by, and interpreted, construed and enforced in accordance with, the law of the State of Delaware.

            IN WITNESS WHEREOF, the Partners have executed this Agreement on May 4, 1999 effective as of that date.


                                 General Partner


                                 AES NY, L.L.C.


                                 By:_______________________________________
                                     Name:
                                     Title:




                                 Limited Partner


                                 AES NY2, L.L.C.


                                 By:_______________________________________
                                     Name:
                                     Title:

                                   Schedule 1


General Partner                      Initial Capital         Percentage
                                      Contribution            Interest
---------------                       -------------           --------
AES NY, L.L.C.                             $10                   1%
1001 North 19th Street
Arlington, VA 22209

Limited Partner
AES NY2, L.L.C.                           $990                  99%
1001 North 19th Street
Arlington, VA 22209